                                [PGA letterhead]




FOR IMMEDIATE RELEASE                       Contact:   James C. Hunt
                                                       Senior Vice President and
                                                       Chief Financial Officer

                                                       Ken R. Bramlett, Jr.
                                                       Senior Vice President and
                                                       General Counsel


                        PERSONNEL GROUP OF AMERICA, INC.
                       REPORTS FIRST QUARTER 1998 RESULTS

                    INCOME FROM CONTINUING OPERATIONS UP 90%

CHARLOTTE, NC (April 23, 1998) - Personnel Group of America, Inc. (NYSE:PGA), a leading information technology and personnel staffing services company, today announced its results for the first quarter ended March 29, 1998.

         For the first quarter, revenues from continuing operations increased 64% to $154.8 million from $94.2 million in 1997. Income from continuing operations for the quarter rose 90% to $5.3 million from $2.8 million for the year-earlier period. Income per diluted share from continuing operations was up 82% to $0.20 compared with $0.11 per share last year. Diluted weighted average shares outstanding for the first quarter increased by 33% to 32.0 million from
24.1 million for the same quarter in 1997, primarily as the result of a convertible subordinated notes issuance completed in June and July 1997.

         The Company completed the sale of its Nursefinders Division on December 26, 1997, for a purchase price of $65.25 million. As a result of the sale, Nursefinders has been reflected as a discontinued operation in the Company's results of operations for all periods presented.

         Chairman and Chief Executive Officer Edward P. Drudge, Jr. said, "We had an excellent quarter and are very pleased with the foundation the first quarter has set for the remainder of 1998. Our results reflect continuing solid internal growth in both of our operating divisions, as well as the positive impact of acquisitions. As expected, we were able to more than replace Nursefinders' revenues and operating profits by the end of the quarter. We believe that market conditions and industry trends for future internal growth and acquisitions continue to be favorable, and we intend to take advantage of these conditions and trends during the rest of 1998.


                                   -- MORE --

PGA Reports First Quarter Results
Page 2
April 23, 1998

         "During the first quarter, revenues from our Information Technology Division nearly doubled to $85.4 million, or 55%, of our total revenues from continuing operations from $43.0 million for the first quarter last year; our Commercial Staffing Division contributed $69.4 million, or 45%, of revenues from continuing operations. Our operating margins continued to increase, as earnings before interest, taxes, depreciation and amortization (EBITDA) rose to $14.7 million, or 9.5% of revenues, for the first quarter of 1998 compared with $7.9 million, or 8.5% of revenues, for the same period in 1997."

Acquisitions

         "Our acquisition program was very active in the first quarter as we completed six acquisitions in strategic and dynamic markets," Drudge added. Acquisitions included:

-- Ann Wells Personnel Services, a Silicon Valley-based commercial staffing company, on January 5, 1998. Ann Wells provides high-end clerical and accounting and finance staffing services from one office in Sunnyvale, California.

-- Creative Temporaries and Corporate Staffing Consultants, Charlotte area commercial staffing providers, on January 15, 1998, and January 27, 1998, respectively. Creative and Corporate provide high-end clerical and light industrial staffing services through 11 offices between them in the Charlotte metropolitan area. We are in the process of merging Creative and Corporate to create the leading commercial staffing provider in this marketplace.

-- Advanced Business Consultants, an information technology services provider in Kansas City, on February 17, 1998. ABC has over 140 consultants on assignment.

-- IMA plus, an information technology services provider in Jacksonville, Florida, on March 2, 1998. IMA plus has more than 115 consultants on assignment.

-- The Temporary Connection, a commercial staffing provider based in the Houston area, on March 23, 1998. The Temporary Connection provides high-end clerical and accounting staffing services from six offices in Houston, Austin and Dallas, Texas.

         "On April 8, 1998, we completed the acquisition of Trilogy Consulting, a leading Chicago-based provider of information technology services," Drudge said. "Trilogy has over 350 consultants on assignment and is one of the largest providers of SAS programmers and developers to the pharmaceutical and biotech industries in the United States.


                                   -- MORE --

PGA Reports First Quarter Results
Page 3
April 23, 1998


         "Our acquisition program remains very active, and we believe that we will continue to be a buyer of choice for interested owner-sellers throughout the year.

Corporate Infrastructure

         "To support our expansion strategy, we continued to focus on corporate infrastructure during the first quarter. In addition to the systems initiatives that are ongoing in each of our operating divisions, we promoted Craig Newbold in January to serve as Senior Vice President - Western Operations for the Information Technology Division. Craig also serves as President of BEST Consulting, our IT company based in Seattle. Mike Barker joined the Company as President of our Commercial Staffing Division in January; and in March the Commercial Staffing Division added its first corporate salesperson, Susan Garcia, to manage the Division's Vendor on Premise (VOP) and other major account marketing programs. With these and other infrastructure improvements, PGA is continuing to build and refine a strong foundation for the future."

         Personnel Group of America, Inc. is a diversified staffing services company providing a full range of information technology and commercial staffing services. Headquartered in Charlotte, North Carolina, the Company operates through 137 offices in 25 states and the District of Columbia. PGA's Information Technology Division is comprised of 14 companies, and its Commercial Staffing Division is comprised of 24 companies. Each of PGA's companies operates in a decentralized manner and typically retains its local brand name.

         Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on PGA's operating results, performance or financial condition are fluctuations in the economy, the degree and nature of competition and the demand for PGA's services, changes in laws and regulations affecting PGA's business, PGA's inability at any time to complete acquisitions and integrate the operations of acquired businesses, to recruit and place temporary professionals, to expand into new markets, and to maintain profit margins in the face of pricing pressures and wage inflation, and numerous other factors discussed in PGA's filings with the Securities and Exchange Commission.


                                   -- MORE --

PGA Reports First Quarter Results
Page 4
April 23, 1998


                        PERSONNEL GROUP OF AMERICA, INC.
                              FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE QUARTER ENDED
                                                             --------------------------
                                                             MARCH 29,        MARCH 30,
                                                               1998             1997        % CHANGE
                                                             --------         -------       --------
Revenues:
   Information technology                                    $ 85,428         $42,990           98.7%
   Commercial staffing                                         69,409          51,171           35.6
                                                             --------         -------
      Total revenues                                          154,837          94,161           64.4

Direct costs of service                                       113,849          70,152           62.3
                                                             --------         -------
   Gross margin                                                40,988          24,009           70.7

Operating expenses:
   Selling, general & administrative                           26,302          16,043           63.9
   Depreciation & amortization                                  3,079           1,885           63.3
                                                             --------         -------
      Total operating expenses                                 29,381          17,928           63.9

Operating income                                               11,607           6,081           90.9
Interest expense                                                2,487           1,308           90.1
                                                             --------         -------
Income from continuing operations
   and before income taxes                                      9,120           4,773           91.1
Provision for income taxes                                      3,858           2,004           92.5
                                                             --------         -------

Income from continuing operations                               5,262           2,769           90.0
Income from discontinued operations, net of taxes                  --             692            N/A
                                                             --------         -------

Net income                                                   $  5,262         $ 3,461           52.0%
                                                             ========         =======           ====

NET INCOME PER DILUTIVE SHARE:
   Income from continuing operations                         $   0.20         $  0.11           81.8%
   Income from discontinued operations, net of taxes             0.00            0.03            N/A
                                                             --------         -------

Total net income per dilutive share                          $   0.20         $  0.14           42.9%
                                                             ========         =======           ====

Average dilutive shares outstanding                            31,994          24,134           32.6%
                                                             ========         =======           ====

NOTE: All share and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend in March 1998.

                                    -- END --